EXHIBIT 2.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is made effective as of October 14, 2016, by and among OrangeHook, Inc., a Minnesota corporation ("OrangeHook"), Nuvel Holdings, Inc., a Florida corporation ("Nuvel"), and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Nuvel ("Merger Sub"), and amends that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among OrangeHook, Nuvel and Merger Sub,  dated as of July 1, 2016 (the "Signing Date").
W I T N E S S E T H
WHEREAS, OrangeHook, Nuvel and Merger Sub entered into the Merger Agreement whereby, among other things, the outstanding shares of capital stock of OrangeHook shall be converted into the Merger Consideration at the Effective Time;
WHEREAS, OrangeHook, Nuvel and Merger Sub desire to enter into this Amendment to reflect changes to certain pre-Closing covenants and such other matters as are set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:
1.        Capitalized Terms.  Except as specified in this Amendment, all terms of the Merger Agreement remain unchanged.  Capitalized terms used in this Amendment and not otherwise defined have the meanings given to them in the Merger Agreement.
2.        Amendment to Section 5.2.  Section 5.2 of the Merger Agreement shall be amended, restated and replaced in its entirety with the following:
"Conduct of Business by OrangeHook.  From the date of this Agreement to the Effective Date, unless Nuvel shall otherwise agree in writing, or except as otherwise expressly contemplated or permitted by other provisions of this Agreement, OrangeHook shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, other than to increase the number of authorized share of Series A-1 Preferred Stock to no more than 5,000 shares, (b) split, combine or reclassify any outstanding shares of capital stock of OrangeHook, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of OrangeHook, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of OrangeHook's entry into this Agreement for which consents, waivers or modifications are required to be obtained, or such defaults that will be remedied by entry into the Note Amendments or other extensions of applicable maturity dates in any other notes, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and OrangeHook's past custom and practice; provided, however, for the avoidance of doubt, OrangeHook may: (i) payoff some or all of any outstanding indebtedness, (ii) issue additional indebtedness in an amount up to $2,100,000,and (iii) enter into new employment agreements or amend existing employment agreements, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except (i) the issuance of up to 1,150,000 shares of OrangeHook Common Stock (or other instruments convertible or exercisable into or representing the right to receive shares of OrangeHook Common Stock), (ii) in connection with exercise or conversion of OrangeHook options or warrants outstanding on the date of this Agreement, or pursuant to contractual obligations to issue shares of capital stock, options or warrants that are outstanding on the date of this Agreement or may become outstanding pre-Closing as set forth herein, (iii) issuance of warrants required pursuant to the Note Amendment in connection with any payment by OrangeHook of any outstanding balance (if any such payment occurs prior to the Effective Time), (iv) issuance of convertible promissory notes with an aggregate principal balance of up to $600,000, with the form of such convertible promissory note to be substantially similar as the notes listed on Schedule 6.9 hereto (as amended by the Note Amendments), (v) issuance of additional shares of OrangeHook Common Stock (or other instruments convertible into or representing the right to receive shares of OrangeHook Common Stock) pursuant to the Equity Incentive Plan, which is to be adopted by OrangeHook prior to Closing with 2,000,000 reserved shares, (vi) as consideration for the LifeMed Acquisition or the acquisition of the remaining minority interests of Agilivant, and (vii) up to an additional 2,349 shares of OrangeHook' Series A-1 Preferred Stock, each share convertible into 143 shares of OrangeHook Common Stock, and with a warrant to purchase 71.5 shares of OrangeHook Common Stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, other than pursuant to  the LifeMed Acquisition or to acquire the remaining minority interests of Agilivant, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return."

For the avoidance of doubt, the phrase "the date of this Agreement" used above will mean the Signing Date.

3.        Amendment to Section 6.17.  Section 6.17 of the Merger Agreement shall be amended, restated and replaced in its entirety with the following, and all references throughout the Merger Agreement to the defined term "Recapitalization" shall be interpreted to mean "Reverse Stock Split," as defined in the Section 6.17 of the Merger Agreement:
"Nuvel Shareholder Meeting; Reverse Stock Split and Corresponding Note Conversions. Promptly following the Merger, Nuvel shall, as promptly as practicable after the Effective Date, and in accordance with the Florida Business Corporation Act and its articles of incorporation and by-laws, either (a) duly call, give notice of, convene and hold an annual or special meeting of Nuvel stockholders (the "Nuvel Stockholder Meeting") for the purpose of considering and taking action upon a proposal to approve a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split of the Nuvel Common Stock (the "Reverse Stock Split"), or (b) in lieu of holding the Nuvel Stockholder Meeting, obtain the written consent of the number of Nuvel stockholders necessary under its articles of incorporation, bylaws and the Florida Business Corporation to effect the Reverse Stock Split. For clarity, the Reverse Stock Split will not affect the number of authorized shares of Nuvel Common Stock, which will remain equal to One Hundred Million (100,000,000) on a post-Reverse Stock Split basis. Upon consummation of the Reverse Stock Split, all shares of Nuvel Series OH-1 Preferred Stock shall automatically and without further action of Nuvel or the holders thereof, convert into Nuvel Common Stock at a conversion rate equal to the reciprocal of the Common Exchange Ratio (such conversion is referred to as the "OrangeHook Preferred Conversion"). Immediately following the OrangeHook Preferred Conversion, the Nuvel Convertible Notes shall automatically and without further action of Nuvel or the holders thereof, convert into Nuvel Common Stock pursuant to the terms and conditions of the Note Conversion Agreements."

4.        Amendment to Section 7.3(j).  Section 7.3(j) of the Merger Agreement shall be amended, restated and replaced in its entirety with the following:

(j)        Conversion of Nuvel Preferred Stock.  Nuvel shall have obtained notices of conversion from each holder of Nuvel Preferred Stock, other than holders of Series D Preferred Stock, pursuant to which such holder irrevocably elects to convert all shares of Nuvel Preferred Stock held by such holder (other than Series D Preferred Stock) into shares of Nuvel Common Stock at the conversion rates set forth in the Certificate of Designations for such Nuvel Preferred Stock, with such conversion to be effective immediately prior to the Effective Time but contingent upon the consummation of the Merger.
5.        Amendment to Section 7.3(k).  Section 7.3(k) of the Merger Agreement shall be amended, restated and replaced in its entirety with the following:
(k)        Conversion of Nuvel Convertible Notes and Series D Preferred Stock.  Nuvel shall have entered into agreements with all holders of Nuvel Convertible Notes ("Note Conversion Agreements") and Series D Preferred Stock of Nuvel pursuant to which such holders irrevocably agree to convert all outstanding principal and accrued interest under such Nuvel Convertible Notes and Series D Preferred Stock into no more than an aggregate of 464,286 shares of Nuvel Common Stock (such share amount being calculated on post-Reverse Stock Split basis, but subject to appropriate adjustment in the event of any other stock dividend, stock split, combination or other similar recapitalization with respect to the Nuvel Common Stock), with such conversion to be contingent upon the consummation of the Merger and completion of the Reverse Split and to be effective immediately following the OrangeHook Preferred Conversion.

6.        Amendment to Form of Series OH-1 Certificate of Designation.  The form of Nuvel Series OH-1 Certificate of Designation attached as Exhibit F-1 to the Merger Agreement will amended, restated and replaced in its entirety with the form of Nuvel Series OH-1 Certificate of Designation attached to this Amendment as Exhibit A.
7.        Amendment to Form of OH-2 Certificate of Designation.  The form of Nuvel Series OH-2 Certificate of Designation attached as Exhibit F-2 to the Merger Agreement will amended, restated and replaced in its entirety with the form of Nuvel Series OH-2 Certificate of Designation attached to this Amendment as Exhibit B.
8.        Amendment to Schedules.  Schedules 3.4(a), 3.4(b), 3.9, 3.10, 3.18, 4.6 and 6.9 of the Merger Agreement shall be amended, restated and replaced in their entirety with the corresponding schedules attached hereto.  The parties agree that any changes contained in such schedules will be considered to be made as of the Signing Date and will not constitute a breach of any representation or warranty of the Merger Agreement.
9.        Governing Law.  This Amendment is governed by the internal laws of the State of Minnesota without regard to such State's principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.
10.      Entire Agreement.  This Amendment (together with the Merger Agreement and all other documents and instruments referred to therein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.
11.      Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be an original, but all of which will constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party to this Amendment will constitute an original counterpart of this Amendment.
12.      No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Merger Agreement remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto on the day and year first above written.

ORANGEHOOK, INC. By: /s/ James L. Mandel
Name: James L. Mandel Title: Chief Executive Officer

NUVEL HOLDINGS, INC. By: /s/ Richard Resnick
Name: Richard Resnick Title: Chief Executive Officer

OH ACQUISITION CORP. By: /s/ Richard Resnick
Name: Richard Resnick Title: Chief Executive Officer

Signature Page – Amendment No. 1  to Agreement and Plan of Merger

Exhibit A
FORM OF SERIES OH-1 CERTIFICATE OF DESIGNATION

[See attached.]

CERTIFICATE OF DESIGNATION
OF
SERIES OH-1 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

Pursuant to Section 607.0602 of the Florida Statutes (the "Act"), Nuvel Holdings, Inc., a Florida corporation (the "Corporation") does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by Article 3 of the Amended and Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 607.0602 of the Act, the Board of Directors of the Corporation has duly adopted this Certificate of Designation and established a series of preferred stock of the Corporation, designated  as" Series OH-1 Convertible Preferred Stock," par value $0.001 per share, with the powers, preferences, limitations and relative rights embodied in this Certificate of Designation.
13. Number; Title.  One Million (1,000,000) shares of the Corporation's authorized but undesignated stock are hereby designated as Series OH-1 Convertible Preferred Stock (the "Series OH-1 Convertible Preferred Stock").  Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-1 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-1 Convertible Preferred Stock.
14. No Dividends.  No dividends shall accrue on the Series OH-1 Convertible Preferred Stock.
15. Liquidation Rights.
15.1  Definition.  "Liquidation" means the dissolution, winding up, liquidation or reorganization of the Corporation, whether voluntary or involuntary, under chapter 11 or chapter 7 of Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law.
15.2  Effect of Liquidation.  In the event of any Liquidation, and following any distribution of assets or surplus funds of the Corporation to the holders of any class of shares of preferred stock of the Corporation ranking senior to the Series OH-1 Convertible Preferred Stock with respect to payments upon Liquidation (such preferred stock hereinafter called "Senior Liquidation Stock"), the holders of the Series OH-1 Convertible Preferred Stock then outstanding shall be entitled to participate in the distribution of such remaining assets or surplus funds, with the holders of Common Stock and any other class or series of capital stock of the Company that is entitled to participate in the distribution of such remaining assets and surplus funds of the Corporation upon its Liquidation (the "Participating Classes"), pro rata based on the voting rights to which they are entitled vis a vis such other Participating Classes.

16. Voting Rights.
16.1  Generally.  Except as otherwise provided in Section 4(b) below, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting, each holder of Series OH-1 Convertible Preferred Stock shall have eight thousand (8,000) votes per each whole share of Series OH-1 Convertible Preferred Stock with respect to such director election. At all other meetings of the shareholders of the Corporation and in the case of any other actions of shareholders in lieu of such meetings, each holder of Series OH-1 Convertible Preferred Stock shall have ten thousand (10,000) votes per each whole share of Series OH-1 Convertible Preferred Stock on all matters submitted to a vote or for the consent of the Corporation's shareholders.  Except as may be otherwise provided in this Certificate of Designation or by law, the holders of the Series OH-1 Convertible Preferred Stock shall vote together with the holders of the Common Stock as a single class on all actions to be taken by the shareholders of the Corporation.
16.2  Special Voting Rights.  Without the affirmative vote or consent of holders of at least a majority of the Series OH-1 Convertible Preferred Stock at the time outstanding or except as otherwise provided herein, the Corporation shall not amend this Certificate of Designation so as to alter or repeal the preferences, rights, privileges or powers of the Series OH-1 Convertible Preferred Stock in a manner that would adversely affect the rights of the holders of the Series OH-1 Convertible Preferred Stock.
17. Conversion.
17.2  Automatic Conversion Upon Reverse Stock Split.  The Corporation is a party to that certain Agreement and Plan of Merger dated as of ______________, 2016 with OrangeHook, Inc., a Minnesota corporation and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of the Corporation, as amended (the "Merger Agreement"). Section 6.17 of the Merger Agreement requires that the Corporation call, give notice of, convene and hold a meeting of the Corporation's shareholders (the "Nuvel Shareholder Meeting") for the purpose of considering and taking action upon a proposal to approve a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split of the Common Stock (the "Reverse Stock Split"), or in lieu of holding the Nuvel Shareholder Meeting obtain the written consent of the number of Nuvel shareholders necessary to effect the Reverse Stock Split. Immediately following consummation of the Reverse Stock Split (evidenced by the filing of the Amendment with the Florida Secretary of State), all outstanding shares of Series OH-1 Convertible Preferred Stock shall convert into that number of shares of fully paid and non-assessable Common Stock determined in accordance with paragraph (b) below.  Any conversion pursuant to this Section 5(a) shall be deemed to occur without any further action by the holders of Series OH-1 Convertible Preferred Stock and whether or not the certificates representing such shares of Series OH-1 Convertible Preferred Stock are surrendered to the Corporation or its transfer agent.

17.3  Conversion Rate. Subject to adjustment as provided in paragraph (c) below, each outstanding shares of Series OH-1 Convertible Preferred Stock will convert into [______________]1 shares of Common Stock (the "Conversion Shares") (the "Conversion Rate"). For clarification purposes, because the automatic conversion of the Series OH-1 Convertible Preferred Stock will occur following the Reverse Stock Split, the Conversion Shares will not be impacted by the Reverse Stock Split.
17.4  Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. Except as provided below in this Section 5(c), in the event the outstanding shares of Common Stock shall, after the filing of this Certificate of Designation be subdivided (split) or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted. Section 6.17 of the Merger Agreement requires that the Corporation call, give notice of, convene and hold the Nuvel Shareholder Meeting for the purpose of considering and taking action upon a proposal to approve the Reverse Stock Split. Notwithstanding the foregoing provisions of the Section 5(c), no adjustment to the Conversion Rate will result from the Reverse Stock Split.
17.5  Compliance with Securities Laws.  The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Series OH-1 Convertible Preferred Stock.
17.6  Rounding.  All calculations hereunder shall be made to the nearest cent or rounded up to the nearest whole share, as the case may be.
17.7  Notices.  Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall give prompt notice by mail to the holders of record of the outstanding shares of the Series OH-1 Convertible Preferred Stock of such adjustment, which notice shall set forth the adjustment and the new Conversion Rate.  Notwithstanding the foregoing, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action by the Corporation.
18. Status of Converted Stock.  In the event any shares of Series OH-1 Convertible Preferred Stock shall be converted, the shares so converted shall not be reissuable by the Corporation as Series OH-1 Convertible Preferred Stock but shall be designated as authorized and undesignated preferred stock and available for issuance by the Corporation as undesignated preferred stock.  At such time as all outstanding shares of Series OH-1 Convertible Preferred Stock have been converted, (i) any theretofore authorized but unissued shares of such series shall return to the status of undesignated preferred shares of the Corporation, (ii) this Certificate of Designation shall be deemed amended to eliminate all authorized Series OH-1 Convertible Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

1 To be determined at Closing based on the reciprocal of the Common Exchange Ratio.

19. Common Stock Defined.  As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock, par value $0.001 per share, and shall also include any capital stock of any class of the Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Corporation and shall not be entitled to a preference or limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.
20. Uncertificated Shares; Absolute Owner.  Shares of Series OH-1 Convertible Preferred Stock will not be certificated, but will instead be held in book-entry form.  Upon request, holders of Series OH-1 Convertible Preferred Stock will be entitled to the statement described in Section 607.0626(2) of the Act.  The Corporation will, however, issue certificates representing the Conversion Shares unless and until otherwise determined by the Board.  The Corporation or its agent will maintain a stock-transfer ledger in which all relevant information regarding outstanding Series OH-1 Convertible Preferred Stock and its holders will be maintained.  The Corporation may deem the holder, whether an individual or an entity, in whose name shares of Series OH-1 Convertible Preferred Stock is registered upon the Corporation's books to be, and may treat it as, the absolute owner of such shares of Series OH-1 Convertible Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.
21. Waiver.  Any right, preference or power provided for in this Certificate of Designation with regard to shares of Series OH-1 Convertible Preferred Stock may be waived, either prospectively or retroactively, by approval (by vote or written consent, as provided by law) of the affirmative vote or consent of holders of at least a majority of the Series OH-1 Convertible Preferred Stock at the time outstanding, which such approval shall be binding upon all holders of Series OH-1 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Nuvel Holdings, Inc. has caused this Certificate of Designation to be executed by the undersigned on this __ day of _________, 201__.
NUVEL HOLDINGS, INC.

By: /s/   Rick Resnick
Name:  Rick Resnick
Title:     Chief Executive Officer

Exhibit B
FORM OF SERIES OH-2 CERTIFICATE OF DESIGNATION

[See attached.]

CERTIFICATE OF DESIGNATION
OF
SERIES OH-2 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

Pursuant to Section 607.0602 of the Florida Statutes (the "Act"), Nuvel Holdings, Inc., a Florida corporation (the "Corporation") does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by Article 3 of the Amended and Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 607.0602 of the Act, the Board of Directors of the Corporation has duly adopted this Certificate of Designation and established a series of preferred stock of the Corporation, designated  as" Series OH-2 Convertible Preferred Stock," par value $0.001 per share, with the powers, preferences, limitations and relative rights embodied in this Certificate of Designation.
22. Number; Title.  Eleven Thousand (11,000) shares of the Corporation's authorized but undesignated stock are hereby designated as Series OH-2 Convertible Preferred Stock (the "Series OH-2 Convertible Preferred Stock").  Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-2 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-2 Convertible Preferred Stock.
23. Dividends.
23.1 Generally.  The holders of Series OH-2 Convertible Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, cumulative dividends, payable at the rate of twelve percent (12%) (the "Dividend Percentage Number") per annum.  Such dividends shall begin to accrue as of the date on which the Series OH-2 Convertible Preferred Stock is issued; provided, that with respect to shares of Series OH-2 Convertible Preferred Stock issued upon conversion and exchange of shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock of OrangeHook, Inc., a Minnesota corporation ("OrangeHook"), pursuant to that certain Agreement and Plan of Merger dated as of July 1, 2016 among the Corporation, OrangeHook and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of the Corporation, as amended (the "Merger Agreement"), such dividends shall accrue from the date on which the corresponding shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock of OrangeHook were issued. Such dividends shall be fully cumulative, and shall accrue whether or not declared and whether or not there shall be funds legally available for the payment of dividends. Except with respect to the Earn-Out Dividends (as such term is defined in the Merger Agreement), Series OH-2 Convertible Preferred Stock dividends shall be paid in preference to dividends on the Corporation's Series OH-1 Convertible Preferred Stock (the "Series OH-1 Convertible Preferred Stock") and in preference to dividends on the Common Stock.

23.2  Dividend Payments.  The Corporation shall send a notice of dividend payment to the holders of Series OH-2 Convertible Preferred Stock at their last address as shown on the stock books of the Corporation (the "Dividend Notice").  The holder of record as of the dividend declaration date shall elect to receive dividend payments in either cash or shares of Common Stock, with such election applying to the entire dividend payment.  If payment in the form of Common Stock is elected, an assumed value of $7.00 per share of Common Stock shall be used to determine the number of shares of Common Stock to be issued as payment. The Dividend Notice shall include a cash or stock dividend payment election form to be completed and returned by the holder on or prior to the specified dividend election date, which shall be no less than 10 days after the mailing of the Dividend Notice by the Corporation (the "Dividend Election Date").  If no election is received on or prior to the Dividend Election Date, the Corporation shall have the right to elect the form of payment for such holders.
23.3  Accrued and Unpaid Dividends Upon Conversion.  Notwithstanding anything to the contrary herein, upon any conversion pursuant to Section 6 hereof, all accrued and unpaid dividends shall automatically be converted into shares of Common Stock.  An assumed value of $7.00 per share of Common Stock shall be used to determine the number of shares of Common Stock to be issued for such accrued and unpaid dividends.
23.4  Distribution; Liquidation.  Any reference to "distribution" contained in this Section shall not be deemed to include any distribution made in connection with any Liquidation (as defined below in Section 3(a)).
24. Liquidation Preference.
24.1  Definition.  "Liquidation" means the dissolution, winding up, liquidation or reorganization of the Corporation, whether voluntary or involuntary, under chapter 11 or chapter 7 of Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law.
24.2  Effect of Liquidation.  In the event of any Liquidation:
(a)     Liquidation Price.  The holders of record of shares of Series OH-2 Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distributions of any assets of the Corporation to the holders of the Series D Preferred Stock of the Corporation, the Series OH-1 Convertible Preferred Stock, the Common Stock and any other class of shares of preferred stock of the Corporation ranking junior to such Series OH-2 Convertible Preferred Stock with respect to payments upon Liquidation (such preferred stock hereinafter called "Junior Liquidation Stock") by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, one thousand dollars ($1,000.00) per share of Series OH-2 Convertible Preferred

Stock (the "Liquidation  Price"), plus a further amount per share equal to dividends, if any, (i) then declared and unpaid on account of shares of Series OH-2 Convertible Preferred Stock and (ii) whether or not declared, then accrued in accordance with the provisions of Section 2 hereof; provided, however, any dividend payments pursuant to this Section 3 shall be paid in cash. To the extent that shares of Series B Preferred Stock and Series C Preferred Stock of the Corporation (the "Senior Liquidation Stock") remain outstanding, such stock ranks senior to the Series OH-2 Convertible Preferred Stock and the Junior Liquidation Stock with respect to payments upon Liquidation.

(b)     Participating Liquidation Stock.  Following any distribution of assets or surplus funds of the Corporation to the holders of Senior Liquidation Stock (to that shares thereof remain outstanding), Series OH-2 Convertible Preferred Stock and any outstanding series of Junior Liquidation Stock, the remainder of any such assets or surplus funds shall be distributed on a pro rata basis to the holders of the Common Stock and any series of preferred stock entitled to participate ("Participating Liquidation Stock") with the Common Stock in any distribution of the assets and surplus funds of the Corporation upon its Liquidation.
(c)     Insufficient Funds; Par Liquidation Stock.  If upon the occurrence of any Liquidation, the assets and funds of the Corporation available for the distribution to its shareholders shall be insufficient to pay the full amount entitled to the holders of the Series OH-2 Convertible Preferred Stock and the holders of shares of any other series of preferred stock then outstanding and ranking on par with the Series OH-2 Convertible Preferred Stock with respect to the right to the distribution of assets and surplus funds of the Corporation upon its Liquidation (collectively, "Par Liquidation Stock"), the holders of the Series OH-2 Convertible Preferred Stock and the shares of Par Liquidation Stock shall share ratably in any distribution of such assets and surplus funds in proportion to the respective amounts that would be payable in respect of the shares of Series OH-2 Convertible Preferred Stock and Par Liquidation Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
25. Redemption.
25.1  Optional Redemption of Series OH-2 Convertible Preferred Stock.  The Corporation shall have an ongoing right to purchase all or any portion of the outstanding shares of the Series OH-2 Convertible Preferred Stock on the terms and conditions contained in this Section.  If the Corporation exercises such option to purchase as to only a portion of the then-outstanding shares, such purchase shall be made ratably from all holders of Series OH-2 Convertible Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding Series OH-2 Convertible Preferred Stock.

25.2  Notice.  The Corporation shall notify all holders of record of Series OH-2 Convertible Preferred Stock of its election to exercise its redemption right by sending notice in writing to such holders at their last address as shown on the stock books of the Corporation.  The Corporation shall state in such notice the date upon which it desires to redeem such shares (the "Redemption Date") and the percentage of the then-outstanding Series OH-2 Convertible Preferred Stock which it desires to redeem.  The Redemption Date shall be no less than 30 days after the mailing of such notice by the Corporation.
23.3  Redemption Price.  Any redemption of Series OH-2 Convertible Preferred Stock effected by the Corporation shall be made out of funds legally available for redemptions at a price per share equal to the sum of (i) any dividends unpaid and accumulated or accrued thereon, plus (ii) the Liquidation Price therefor (the "Redemption Price").  The Corporation shall pay the Redemption Price in full on the Redemption Date.
23.4  Surrender of Shares.  Upon a redemption, the holders shall surrender to the Corporation the certificates representing the shares of Series OH-2 Convertible Preferred Stock to be redeemed, duly endorsed or assigned to the Corporation, and the holder shall thereafter be entitled to receive payment in cash of the Redemption Price.  If fewer than all the shares represented by any certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.
25.5  Shares No Longer Outstanding.  On the later of the Redemption Date or the date on which the Redemption Price is paid in full, (i) dividends on each share of Series OH-2 Convertible Preferred Stock redeemed hereunder shall cease to accrue, (ii) such share shall be deemed no longer outstanding, and (iii) all rights of the holder of such share as a holder of such share (except the right to receive from the Corporation the monies payable upon surrender of the certificates evidencing such share and redemption of such share) shall cease.
26. Voting Rights.
26.1  Generally. Holders of shares of Series OH-2 Convertible Preferred Stock shall have no voting rights except as provided in Sections 5(b) – 5(d) of this Certificate of Designation or as required by law.
26.2  Prior to Reverse Stock Split.  The Corporation is a party to the Merger Agreement. Section 6.17 of the Merger Agreement requires that the Corporation call, give notice of, convene and hold a meeting of the Corporation's shareholders (the "Nuvel Shareholder Meeting") for the purpose of considering and taking action upon a proposal to approve a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split of the Common Stock (the "Reverse Stock Split"), or in lieu of holding the Nuvel Shareholder Meeting obtain the written consent of the number of Nuvel shareholders necessary to effect the Reverse Stock Split. In addition to the class voting rights provided in Section 5(d) of this Certificate of Designation and required by law, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting, which occurs prior to the effective time of the Reverse Stock Split, each holder of Series OH-2 Convertible Preferred Stock shall be entitled to vote in such election together with the holders of the Common Stock as a single class and shall have fifty-five thousand five hundred and fifty-five (55,555) votes per each whole share of Series OH-2 Convertible Preferred Stock with respect to such director election.

26.3  Following Reverse Stock Split. In addition to the class voting rights provided in Section 5(d) of this Certificate of Designation and required by law, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting, which occurs following the effective time of the Reverse Stock Split, each holder of Series OH-2 Convertible Preferred Stock shall be entitled to vote in such election together with the holders of the Common Stock as a single class, on an as converted to Common Stock basis calculated using the then-applicable Conversion Rate specified in Section 6 of this Certificate of Designation.
26.4  Special Voting Rights.  Without the affirmative vote or consent of holders of at least a majority of the Series OH-2 Convertible Preferred Stock at the time outstanding or except as otherwise provided herein, the Corporation shall not amend this Certificate of Designation so as to alter or repeal the preferences, rights, privileges or powers of the Series OH-2 Convertible Preferred Stock in a manner that would adversely affect the rights of the holders of the Series OH-2 Convertible Preferred Stock.
27. Conversion Rights.
27.1  Conversion.  Each share of Series OH-2 Convertible Preferred Stock shall convert into one hundred and forty three (143) fully paid and nonassessable shares of Common Stock (the "Conversion Rate") upon the earlier of: (i) the election of the Corporation; provided, however, such election may only be made if the Common Stock is registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended, and the shares of Common Stock have traded above $14 per share for 10 consecutive trading days (as measured by the closing trading price or, if there is no reported closing trading price, the mean of the closing bid and asked prices for a share of stock on the primary market for the Common Stock), and (ii) the election of the holder of such stock at any time.  Notwithstanding anything to the contrary contained herein, any conversion pursuant to Section 6(a)(i) shall be deemed to occur upon the election of the Corporation, without any further action by the holders of Series OH-2 Convertible Preferred Stock and whether or not the certificates representing such shares of Series OH-2 Convertible Preferred Stock are surrendered to the Corporation or its transfer agent.
27.2  Mechanics of Corporation Elected Conversion.  The Corporation shall notify the holder of record of the Series OH-2 Convertible Preferred Stock upon any election to convert Series OH-2 Convertible Preferred Stock as set forth in Section 6(a)(i).  Within ten (10) days of receipt of such notice, the holders of Series OH-2 Convertible Preferred Stock shall then surrender to the Corporation at its office or the office of any transfer agent for the Series OH-2 Convertible Preferred Stock, or such other office or offices, if any, as the Board of Directors may designate, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer.  Upon receipt of certificates representing shares of converted Series OH-2 Convertible Preferred Stock, the Corporation shall issue the holder certificates representing the Common Stock to which such holder is entitled; provided, however, the Corporation may, in its own discretion, issue such certificates regardless of whether the holder surrenders the certificates representing the converted Series OH-2 Convertible Preferred Stock.

27.3  Mechanics of Holder Elected Conversion.  Holders of Series OH-2  Convertible Preferred Stock may effect conversions pursuant to Section 6(a)(ii) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion").  The holder must elect to convert all of his/her/its shares of Series OH-2 Convertible Preferred Stock.  The Notice of Conversion shall specify the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series OH-2 Convertible Preferred Stock, the holder shall be required to surrender the certificate(s) representing such shares of Series OH-2 Convertible Preferred Stock to the Corporation at its office or the office of any transfer agent for the Series OH-2 Convertible Preferred Stock, or such other office or offices, if any, as the Board of Directors may designate.
27.4  Reservation of Shares.  A number of shares of authorized but unissued Common Stock sufficient to provide for the conversion of all of the shares of the Series OH-2 Convertible Preferred Stock outstanding upon the basis herein provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion.  If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of Series OH-2 Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding shares of Series OH-2 Convertible Preferred Stock on the new basis.
27.5  Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. Except as provided below in this Section 6(e), in the event the outstanding shares of Common Stock shall, after the filing of this Certificate of Designation be subdivided (split) or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted. Notwithstanding the foregoing provisions of the Section 6(e), no adjustment to the Conversion Rate will result from the Reverse Stock Split.
27.6  Compliance with Securities Laws.  The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Series OH-2 Convertible Preferred Stock.
27.7  Rounding.  All calculations hereunder shall be made to the nearest cent or rounded up to the nearest whole share, as the case may be.

27.8  Notices.  Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall give prompt notice by mail to the holders of record of the outstanding shares of the Series OH-2 Convertible Preferred Stock of such adjustment, which notice shall set forth the adjustment and the new Conversion Rate.  Notwithstanding the foregoing, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action by the Corporation.
28. Common Stock Defined.  As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock, par value $0.001 per share, and shall also include any capital stock of any class of the Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Corporation and shall not be entitled to a preference or limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

29.  Status of Converted or Redeemed Stock.  In the event any shares of Series OH-2 Convertible Preferred Stock shall be converted or redeemed by the Corporation, the shares so converted or redeemed shall not be reissuable by the Corporation as Series OH-2 Convertible Preferred Stock but shall be designated as authorized and undesignated preferred stock and available for issuance by the Corporation as undesignated preferred stock.  At such time as all outstanding shares of Series OH-2 Convertible Preferred Stock have been converted or redeemed, (i) any theretofore authorized but unissued shares of such series shall return to the status of undesignated preferred shares of the Corporation, (ii) this Certificate of Designation shall be deemed amended to eliminate all authorized Series OH-2 Convertible Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

30. Waiver.  Any right, preference or power provided for in this Certificate of Designation with regard to shares of Series OH-2 Convertible Preferred Stock may be waived, either prospectively or retroactively, by approval (by vote or written consent, as provided by law) of the affirmative vote or consent of holders of at least a majority of the Series OH-2 Convertible Preferred Stock at the time outstanding, which such approval shall be binding upon all holders of Series OH-2 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Nuvel Holdings, Inc. has caused this Certificate of Designation to be executed by the undersigned on this __ day of _________, 201__.
NUVEL HOLDINGS, INC.

By: /s/  Rick Resnick
Name:  Rick Resnick
Title:    Chief Executive Officer

[Signature Page to Certificate of Designation for Series OH-2 Convertible Preferred Stock]

NOTICE OF CONVERSION
OF
SERIES OH-2 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

To:      Nuvel Holdings, Inc.
a)  The undersigned hereby elects to convert all of the undersigned's shares of Series OH-2 Convertible Preferred Stock of Nuvel Holdings, Inc. into Common Stock of Nuvel Holdings, Inc. pursuant to the Certificate of Designation for Rights and Preferences of Series OH-2 Convertible Preferred Stock of Nuvel Holdings, Inc., effective as of ___________, 201__ (the Conversion Date).

b)   Please issue a certificate or certificates representing said Common Stock in the name of the undersigned or in such other name as is specified below:
                                    _______________________________
Certificates representing said Common Stock shall be delivered to the following address:
                                    _______________________________
                                    _______________________________
                                    _______________________________
_______________________________

SIGNATURE OF HOLDER OF SERIES OH-2 CONVERTIBLE PREFERRED STOCK:
If an Entity/Trust:

Name of Entity/Trust

Name (Sign)

Name (Print):

Title:
Date:

If Individual:

Name (Sign)

Name (Print)

Date:

**IMPORTANT**
SHARES REPRESENTING SERIES OH-2 CONVERTIBLE PREFERRED STOCK MUST BE DELIVERED TO NUVEL HOLDINGS, INC. WITH THIS NOTICE OF CONVERSION.